                              [DRESDNER LOGO] Dresdner RCM Global Investors
                                              Dresdner RCM Global Investors LLC
                                              Four Embarcadero Center
                                              San Francisco, California
                                              94111-4189
                                              Phone:   415-954-5400
                                              Fax      415-954-8200


December 6, 2000

To Our Clients:

         Re: Special Meeting of Stockholders of the Dresdner RCM Capital Funds, Inc. and Dresdner RCM Investment Funds Inc.

         As a Dresdner RCM client, you have given us the discretion to vote proxies on your behalf with respect to matters submitted to a vote of stockholders of companies in which we invest your assets. However, because of the inherent conflict of interests, this discretion does not extend to matters submitted to a vote of stockholders of Dresdner RCM's mutual funds.

         As you may know by now, you are being asked as a stockholder of the Dresdner RCM MidCap Fund, Dresdner RCM Small Cap Fund or Dresdner RCM International Growth Equity Fund, to vote on a proposed reorganization of your fund into a newly created portfolio of the Dresdner RCM Global Funds, Inc. Because we do not have the discretion to vote on your behalf with respect to these matters, we are sending these materials directly to you for your review and vote. To assist you in this regard, we have enclosed a sample proxy card that sets forths the matters on which a vote will be taken. Actual voting by you must be done by phone or internet. Instructions for voting are contained on the proxy card.

         Your vote is extremely important. We ask that you vote in favor of the proposals in time for the December 18, 2000 meeting date. If you have any questions or require additional assistance, please do not hesitate to contact your client service representative.

         Thank you again for your time and consideration.

Sincerely,
Dresdner RCM Global Investors LLC

/s/Joseph M. Rusbarsky
Senior Managing Director

enclosures




-------------------------------------------------------------------------------
         Frankfurt  o  Hong Kong  o  London  o  San Francisco  o  Tokyo